Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Freshworks Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.00001 par value per share, reserved for issuance pursuant to Freshworks Inc. 2021 Equity Incentive Plan	Other(2)	2,039,433(3)	$12.76	$26,023,165.08	.0001476	$3,841.02
Equity	Class A common stock, $0.00001 par value per share, reserved for issuance pursuant to an option award outstanding under Freshworks Inc. 2021 Equity Incentive Plan	Other(4)	511,770(5)	$3.26	$1,668,370.20	.0001476	$246.25
Total Offering Amounts			2,551,203	–	$27,691,535.28	–	$4,087.27
Total Fee Offsets				–	–	–	–
Net Fee Due				–	–	–	$4,087.27

(1)    Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Class A common stock, $0.00001 par value per share (“Class A common stock”), of Freshworks Inc. (the “Registrant”) that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Class A common stock, as applicable.
(2)    Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $12.76, the average of the high and low prices of the Class A common stock as reported on the Nasdaq Global Select Market on June 4, 2024.
(3)    Represents the aggregate number of shares of reserved and available for issuance, but not subject to outstanding awards under D42 Parent, Inc.'s 2019 Equity Incentive Plan, as amended, as adjusted to relate to shares of Class A common stock, assumed by the Registrant for use under the Registrant's 2021 Equity Incentive Plan pursuant to the Agreement and Plan of Merger, dated as of April 30, 2024, by and among the Registrant, Doppler Merger Sub, Inc., a wholly-owned subsidiary of the Registrant, and D42 Parent, Inc. (the “Merger Agreement”).
(4)    Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee on the basis of $3.26, which is the exercise price (rounded to the nearest cent) of the shares of Class A common stock issuable upon the exercise of the option award held by D42 Parent, Inc.'s founder, as adjusted to relate to shares of Class A common stock pursuant to the Merger Agreement.
(5)    Represents the aggregate number of shares subject to an option award assumed under the Registrant's 2021 Equity Incentive Plan, adjusted to relate to shares of Class A common stock pursuant to the Merger Agreement.